Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN FINANCIAL CORP. RECEIVES

MANAGEMENT BUYOUT PROPOSAL AT $18.15 PER SHARE

Rye Brook, NY — October 25, 2006 — Universal American Financial Corp. (NASDAQ: UHCO) today announced that its Board of Directors has received a proposal from members of management led by Richard A. Barasch, Universal American’s Chairman and Chief Executive Officer, and private equity firms Capital Z Partners, Ltd., Lee Equity Partners, LLC, Perry Capital, LLC and Welsh, Carson, Anderson & Stowe X, L.P. to acquire all of Universal American’s publicly held common stock for $18.15 per share in cash.

In the aggregate, the management and investor group making the proposal currently holds approximately 48% of the outstanding shares of Universal American’s common stock.  The proposal is subject to a number of conditions, including, among other things, (i) obtaining financing for the proposed transaction as contemplated by the “highly confident” letters submitted with the proposal, and (ii) the negotiation and execution of definitive transaction agreements on mutually acceptable terms.

Universal American’s Board of Directors has established a Special Committee consisting of four independent directors to review and evaluate the proposal and any strategic alternatives to the proposal that may be available to Universal American.  In establishing the Special Committee, the Board determined that it would not approve the proposal unless it receives a prior favorable recommendation from the Special Committee.  The Special Committee has retained Citigroup Global Markets, Inc. as its financial advisor and Willkie Farr & Gallagher LLP as its legal advisor.

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October 25, 2006

Universal American cautions its shareholders and others considering trading in its securities that its Board of Directors has just received the proposal, and that the process of considering the proposal is only in its beginning stages.  The Special Committee will proceed in an orderly and timely manner to consider the proposal and its implications.  The Special Committee has not made a determination whether a transaction is in the best interests of Universal American and its shareholders or whether Universal American should pursue any available alternative to the proposal.  Accordingly, there is no assurance that Universal American will enter into this or any other transaction.  Shareholders are not now being asked to take any action with respect to the proposal.

This press release is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Universal American, and is not a substitute for any tender offer statement or other filing that may be required to be made with the Securities and Exchange Commission (SEC) if the proposed transaction goes forward. If any such documents are filed with the SEC, investors are urged to read them because they will contain important information about the transaction. Any such documents, once filed, will be available, free of charge, at the SEC’s website (www.sec.gov).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population.  Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index.  For more information on Universal American, please visit our website at www.uafc.com.

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October 25, 2006

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Certain matters discussed in this news release and oral statements made from time to time by representatives of Universal American (including, but not limited to, statements regarding the acquisition proposal referred to above and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of Universal American’s operating plans and strategies generally; statements regarding our expectations of the performance of our Medicare Supplement and Medicare Advantage businesses and other lines of business, including the prediction of loss ratios and lapsation; the adequacy of reserves; our ability to institute future rate increases; expectations regarding our Part D program, including our estimates of membership, costs and revenues; future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Lisa M. Spivack		The Equity Group Inc.
Senior Vice President &		www.theequitygroup.com
General Counsel (914) 934-5200		Linda Latman (212) 836-9609